EXHIBIT A

AS AMENDED JULY 16, 2012

INDIVIDUAL SHAREHOLDER MEMBER	SHARES TRANSFERRED TO ABH, LLC	% ownership in ABH, LLC
Charles C. Anderson 202 North Court Street Florence, AL 35630	538,373	35.58%

Hilda B. Anderson 202 North Court Street Florence, AL 35630	2,000	0.13%

Joel R. Anderson 202 North Court Street Florence, AL 35630	200,000	13.22%

Clyde B. Anderson 402 Industrial Lane Birmingham, AL 35211	446,921	29.53%

Terry C. Anderson 4511 Helton Drive Florence, AL 35630	113,818	7.52%

Harold M. Anderson 3101 Clairmont Road, Suite C Atlanta, GA 30309	100,000	6.61%

Charles C. Anderson, Jr. 6016 Brookvale Lane, Suite 151 Knoxville, TN 37919	68,321	4.51%

INDIVIDUAL SHAREHOLDER MEMBER	SHARES TRANSFERRED TO ABH, LLC	% ownership in ABH, LLC
Charles C. Anderson, III 5/F Lippon Leighton Tower 103-109 Leighton Road Causeway Bay, Hong Kong	7,931	0.52%

Hayley Anderson Milam 2500 Shallowford Road Apartment 5213 Atlanta, GA 30345	6,345	0.42%

Irrevocable Trust of Charles C. Anderson, Jr. FBO Lauren A. Anderson 6016 Brookvale Lane, Suite 151 Knoxville, TN 37919	6,345	0.42%

Olivia B. Anderson 1995 Trust 402 Industrial Lane Birmingham, AL 35211	400	0.03%

Alexandra R. Anderson Irrevocable Trust 402 Industrial Lane Birmingham, AL 35211	400	0.03%

First Anderson Grandchildren Trust FBO Charles C. Anderson, III 202 North Court Street Florence, AL 35630	2,806	0.19%

First Anderson Grandchildren Trust FBO Hayley Anderson 202 North Court Street Florence, AL 35630	2,806	0.19%

INDIVIDUAL SHAREHOLDER MEMBER	SHARES TRANSFERRED TO ABH, LLC	% ownership in ABH, LLC
First Anderson Grandchildren Trust FBO Lauren Anderson 202 North Court Street Florence, AL 35630	2,806	0.19%

Sixth Anderson Grandchildren Trust FBO Bentley B. Anderson 202 North Court Street Florence, AL 35630	2,806	0.19%

Fourth Anderson Grandchildren Trust FBO Carson C. Anderson 202 North Court Street Florence, AL 35630	2,806	0.19%

Second Anderson Grandchildren Trust FBO Alexandra Anderson 202 North Court Street Florence, AL 35630	2,806	0.19%

Fifth Anderson Grandchildren Trust FBO Harold M. Anderson 202 North Court Street Florence, AL 35630	2,806	0.19%

Third Anderson Grandchildren Trust FBO Taylor C. Anderson 202 North Court Street Florence, AL 35630	2,806	0.19%

TOTAL SHARES	1,513,302	100.00%

EXHIBIT 13

July 17, 2012

Board of Directors

Books-A-Million, Inc.

402 Industrial Lane

Birmingham, AL 35211

Dear Members of the Board:

Reference is made to my letter of April 28, 2012, on behalf of the Anderson family submitting a non-binding proposal (the “Proposal”) to acquire all of the outstanding shares of the common stock of Books-A-Million, Inc. not already beneficially owned by members of the Anderson family. Please be advised that the Anderson family has decided to withdraw and not further pursue the Proposal at this time.

I look forward to continuing to work with you as we focus together on overseeing the ongoing operation of the Company’s business in the best interests of the Company’s stockholders.

Sincerely,

/s/ Clyde B. Anderson
Clyde B. Anderson